Exhibit 10.2

CBOE GLOBAL MARKETS, INC. LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement  (this “Agreement”) is dated effective _______________________ (the “Award Date”), and is between Cboe Global Markets, Inc. (the “Corporation”) and ___________________  (“Participant”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the Second Amended and Restated Cboe Global Markets, Inc. (formerly CBOE Holdings, Inc.) Long-Term Incentive Plan (as may be amended from time to time, the “Plan”).

1.

Award.  The Corporation hereby awards to Participant [__________] Restricted Stock Units (the “Restricted Stock Units”).  The Restricted Stock Units will be subject to the terms and conditions of the Plan and this Agreement.  Each Restricted Stock Unit is a notional amount that represents one unvested share of Stock and entitles Participant, subject to the terms of this Agreement, to receive a share of Stock if and when the Restricted Stock Unit vests.

2.

No Rights as Stockholder; Dividend Equivalents.  Participant shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of the shares of Stock (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation).    Notwithstanding the foregoing, in the event that the Corporation declares a cash dividend on shares of Stock, on the payment date of the dividend, Participant will be credited with Dividend Equivalent Rights equal to the amount of the cash dividend per share multiplied by the number of Restricted Stock Units held by Participant on the dividend’s record date.  The Dividend Equivalent Rights credited to Participant under the preceding sentence will be distributed to Participant at the same time as the underlying cash dividend is distributed to shareholders of the Corporation.

3.	Vesting; Effect of Termination of Service.

(a) Subject to Sections  3(b) and 3(c) below, Participant’s  Restricted Stock Units will vest in full on the three-year anniversary of the Award Date, provided that Participant has remained in Service continuously through such date.

(b) Notwithstanding the foregoing, the Restricted Stock Units will vest in full upon the earliest to occur of  (i) Participant’s death, (ii) Participant’s  becoming Disabled, provided that such condition qualifies as “disability” for purposes of Section 409A,  (iii) a Change in Control that qualifies as a “change in control event” as defined for purposes of Section 409A,  or (iv) the date on which Participant has attained at least age fifty-five (55) and completed ten  (10) years of Service (“Retirement Vesting”),  in each case, if prior to any forfeiture event under Section 3(c) below.

(c) If Participant’s Service is terminated for any reason before all of Participant’s Restricted Stock Units have vested under this Agreement (including pursuant to an event described in Section 3(b) above), Participant’s  unvested Restricted Stock Units will be forfeited upon the effective date of such termination of Service.  Neither the

Corporation nor any Affiliate will have any further obligations to Participant under this Agreement if Participant’s Restricted Stock Units are forfeited.
4.	Terms and Conditions of Distribution.

(a) Distribution of a share of Stock that corresponds to a vested Restricted Stock Unit (other than a Restricted Stock Unit that vested due to Retirement Vesting) shall be made to Participant as soon as practicable after the Restricted Stock Unit vests, but not later than two and a half (2½) months after the end of the calendar year in which such vesting occurs.

(b) Distribution of a share of Stock that corresponds to a Restricted Stock Unit that vested due to Retirement Vesting shall be made to Participant as soon as practicable following the earlier to occur of the following dates: (i) the date on which such Restricted Stock Unit would otherwise have vested in accordance with Section 3(a) or clauses  (i), (ii), or (iii) of Section 3(b), or (ii) Participant’s retirement which qualifies as a “separation from service” as defined for purposes of Section 409A (or, if Participant is a “specified employee” as defined for purposes of Section 409A on the date of such separation from service, the date that is the first day of the seventh (7th) month following Participant’s separation from service).

(c) If Participant dies before the date on which the Corporation would have distributed shares of Stock in satisfaction of vested Restricted Stock Units, the Corporation will distribute such shares of Stock to Participant’s designated beneficiary(ies) or, if none are designated or surviving, to Participant’s estate or personal representative. The Corporation is not required to issue or deliver any shares of Stock before completing the steps necessary to comply with applicable Federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices.  The Corporation will use commercially reasonable efforts to cause compliance with those laws, rules and practices.  The foregoing provisions are subject in all cases to the requirements of Section 409A.

5.

Nontransferability.  Unvested Restricted Stock Units may not be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of Participant  under this Agreement.

6.

Administration.  The Committee administers the Plan.  Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time.  The interpretation and construction by the Committee of the Plan and this Agreement, and such rules and regulations as may be adopted by the Committee for purposes of administering the Plan and this Agreement, will be final and binding upon Participant.

7.

Securities Law Requirements.    If at any time the Board or Committee determines that issuing Stock pursuant to this Agreement would violate applicable securities laws, the Corporation will not be required to issue such Stock.  The Board or Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with applicable securities laws.  The Corporation may require Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

8.

Payment of Withholding Taxes.  Distribution to Participant of shares of Stock under this Agreement will be subject to Federal income and other tax withholding (and state and local income tax withholding, or non-U.S. tax withholding, if applicable) by the Corporation in respect of taxes on income realized by Participant.  The Corporation may withhold the minimum statutorily required amounts from future paychecks to Participant, or may require that Participant deliver to the Corporation the amounts to be withheld.  Participant agrees to allow the Corporation, upon any payment of shares of Stock to Participant under this Agreement, to withhold a portion of the shares of Stock otherwise deliverable to Participant having a Fair Market Value of the minimum tax withholding obligation (or, in the discretion of the Corporation, to satisfy up to the maximum tax withholding obligation), in satisfaction of any Federal income and other tax withholding (and any state and local income tax withholding, or non-U.S. tax withholding, if applicable).  Notwithstanding any provision herein to the contrary, in the event that any Restricted Stock Units become subject to tax withholding before the shares of Stock subject to the Restricted Stock Units would otherwise be delivered to the Participant, the Corporation may issue a sufficient number of whole shares of Stock with respect to the Restricted Stock Units that does not exceed the minimum tax withholding obligation, which shares of Stock shall be withheld by the Corporation to satisfy its withholding obligation, in accordance with and subject to the requirements of Section 409A.

9.

Representations and Warranties.  Participant represents and warrants to the Corporation that Participant has received a copy of the Plan and this Agreement, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions in all respects.

10.

No Limitation on the Corporation’s Rights.  The granting of Restricted Stock Units under this Agreement shall not and will not in any way affect the Corporation’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

11.

Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment or Service, and no terms of Participant’s employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein.  Neither the Plan nor this Agreement will be construed as conferring any legal rights on Participant to continue to be employed or remain in Service, nor will it interfere with the Corporation’s or any Affiliate’s right to discharge Participant or to deal with Participant regardless of the existence of the Plan or this Agreement.

12.

Entire Agreement and Amendment.  This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Restricted Stock Units, and all prior oral and written representations are merged in this Agreement and the Plan.  Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan.  This Agreement may be amended, modified, or terminated only in accordance with the Plan.  The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.

Notice.  Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, sent by overnight courier (at the sender’s expense), or (if from the Corporation or the Corporation’s stock plan administrator) by electronic mail.  Notice will be deemed given (a) when delivered personally, (b) if mailed, three days after the date of deposit in the U.S. mail, (c) if sent by overnight courier, on the regular business day following the date sent, or (d) when electronically mailed.  Notice to the Corporation should be sent to Cboe Global Markets, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel.  Notice to Participant should be sent to the mailing address and/or electronic mailing address set forth on the Corporation’s records.  Either party may change the address to which the other party must give notice under this Section 13 by giving the other party written notice of such change, in accordance with the procedures described above or otherwise established by the Corporation or its stock plan administrator.

14.	Successors and Assigns. The terms of this Agreement will be binding upon the Corporation and its successors and assigns.
15.

Governing Law.  To the extent not preempted by Federal law, the Plan, this Agreement, and documents evidencing rights relating to the Plan or this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.  If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

16.

Plan Document Controls.  The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement.  If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

17.

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

18.

Waiver; Cumulative Rights.  The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing.  Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.

19.	Tax Consequences.Participant agrees to determine and be responsible for all tax consequences to Participant with respect to the Restricted Stock Units.

20.

Section 409A.  The Restricted Stock Units granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A, including the exceptions and exemptions for short term deferrals, stock rights, and separation pay arrangements. This Agreement and all Restricted Stock Units shall be administered, interpreted, and construed in a manner consistent with Section 409A. Should any provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement, be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Corporation, and without the consent of Participant, in such manner as the Corporation determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Notwithstanding the forgoing, no provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement shall be construed as a guarantee by the Corporation of any particular tax effect to Participant.  Each payment made under this Agreement shall be designated as a separate payment within the meaning of Section 409A.  Any payment that is subject to Section 409A and payable upon Participant’s termination of employment or other similar event shall not be made unless Participant has experienced a “separation from service” as defined under Section 409A.  Any payment subject to Section 409A that is to be made upon a “separation from service” to Participant on any date when he or she is a “specified employee” as defined under Section 409A shall not be paid before the date that is six (6) months following Participant’s “separation from service” or, if earlier, Participant’s death.

21.

Awards Subject to the Corporation’s Recovery of Funds Policy.  Notwithstanding anything in this Agreement to the contrary, the Restricted Stock Units covered by this Agreement shall be subject to the Corporation’s compensation recovery policy, as may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the SEC or any national securities exchange or national securities association on which the Stock may be traded.

22.

Addendum to Agreement.    Notwithstanding any provision of this Agreement to the contrary, if Participant resides or is employed outside the U.S. or transfers residence or employment outside the U.S., the Restricted Stock Units shall be subject to such special terms and conditions as are set forth in the addendum to this agreement (the “Addendum”).  Further, if Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Restricted Stock Units to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer).  In all circumstances, the Addendum shall constitute part of this Agreement.

IN WITNESS WHEREOF, the Corporation and Participant have duly executed this Agreement as of the date first written above.

Cboe Global Markets, Inc.

_________________________________
Participant’s Name
_________________________________
Participant’s Signature

ADDENDUM

CBOE GLOBAL MARKETS, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Addendum to the Agreement includes additional terms and conditions that govern the Restricted Stock Units if Participant resides and/or is employed outside of the United States or transfers residence or employment outside the United States.  Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Agreement or the Plan.

1.Nature of Grant.  In accepting the Restricted Stock Units, Participant acknowledges that:

(a) the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;

(b) the award of the Restricted Stock Units is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c) all decisions with respect to future Restricted Stock Unit awards, if any, will be at the sole discretion of the Corporation;
(d) Participant is voluntarily participating in the Plan;

(e) the Restricted Stock Units and any shares of Stock that may be received in settlement of the Restricted Stock Units, and the income and value of same, (i) are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or the Affiliate that employs Participant (the “Employer”), and which is outside the scope of Participant’s employment contract, if any, (ii) are not intended to replace any pension rights or compensation, and (iii) are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the Restricted Stock Unit award will not be interpreted to form an employment contract or relationship with the Corporation or any Affiliate, nor does it amend any legal relationship or legal entitlement between Participant and the Employer;

(g) this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant’s further employment for the vesting period, for any period, or at all, and will not interfere with Participant’s right or the right of the Corporation or the Employer to terminate Participant’s employment relationship at any time with or without cause;

(h) unless otherwise agreed with the Corporation, the Restricted Stock Units and the shares of Stock underlying the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;

(i) the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(j) neither the Corporation, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the sale of any shares of Stock Participant may acquire upon such settlement;

(k) in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or shares of Stock acquired upon vesting of the Restricted Stock Units resulting from Participant’s termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Corporation and the Employer from any such claim that may arise; and

(l) the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Corporation in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Corporation.

2.Participants in the European Union.  If Participant resides and/or is employed in a European Union member state, the following provision shall replace Section 3(b) of the Agreement in its entirety and any other provisions regarding Retirement Vesting shall be disregarded and of no effect:

(b)Notwithstanding the foregoing, the Restricted Stock Units will vest in full upon the earliest to occur of (i) Participant’s death, (ii) Participant’s becoming Disabled, provided that such condition qualifies as “disability” for purposes of Section 409A,  or (iii) Participant's termination of Service after a Change in Control, for a reason other than Cause, in each case, if prior to any forfeiture event under Section 3(c) below.

3.Payment of Withholding Taxes.  Participant acknowledges and agrees that if Participant is subject to tax and/or social contributions in more than one jurisdiction, the Corporation or its Affiliate(s) may be required to withhold or account for taxes and/or social contributions in more than one jurisdiction, in accordance with the methods of withholding described in Section 8 of the Agreement.

4.Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Corporation, and its Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Corporation and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Corporation, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Corporation to assist the Corporation with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s human resources representative.  Participant authorizes the Corporation, the Employer and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares of Stock may be deposited.

Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Participant understands that Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative.

Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or later seeks to revoke his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Corporation would not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her human resources representative.

Finally, Participant understands that the Corporation may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request Participant to provide another data privacy consent. If applicable and upon request of the Corporation or the Employer, Participant agrees to provide to the Corporation and/or Employer an executed acknowledgement or data privacy consent form (or any other acknowledgements, agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. Participant understands that Participant will not be able to participate in the Plan if Participant fails to execute any such acknowledgement, agreement or consent requested by the Corporation and/or the Employer.

5.No Advice Regarding Grant.    The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock.  Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

6.Imposition of Other Requirements.    The Corporation reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.  Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

7.Insider Trading/Market Abuse Laws.    By participating in the Plan, Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to Participant). Participant further acknowledges that, depending on Participant’s or the broker’s country of residence or where the shares of Stock are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Restricted Stock Units) or rights linked to the value of shares of Stock, during such times Participant is considered to have “inside information” regarding the Corporation as defined by the laws or regulations in Participant’s country.  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy.  Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should therefore consult Participant’s personal advisor on this matter.

8.Foreign Asset/Account Reporting; Exchange Controls.    Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country.  Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt.  Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and Participant should consult his or her personal legal advisor for any details.

9.Language.  If Participant is resident in a country where English is not an official language, Participant acknowledges and agrees that it is Participant’s express intent that the Agreement, the Addendum and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units be drawn up in English.  If Participant has received the Agreement, the Addendum or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

10.Annex to Addendum.  Notwithstanding any provision of the Agreement or Addendum to the contrary, the Restricted Stock Units shall be subject to such special terms and conditions for Participant’s country of residence (and country of employment, if different), as are set forth in the annex to this Addendum (the “Annex”).  Further, if Participant transfers residency and/or employment to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer.  In all circumstances, the Annex shall constitute part of this Addendum.

ANNEX

This Annex to the Addendum includes additional terms and conditions that govern the Restricted Stock Units if Participant resides and/or is employed in the country addressed herein or transfers residence or employment to the country addressed herein.  If Participant transfers residence and/or employment to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer.  Certain capitalized terms used but not defined in this Annex have the meanings set forth in the Agreement (including the Addendum) or the Plan.

Ecuador

No country-specific provisions.

Hong Kong

1.Settlement in Shares of Stock.  Notwithstanding anything to the contrary in the Agreement, the Addendum or the Plan, the Restricted Stock Units shall be settled only in shares of Stock (and may not be settled in cash).

2.Disposal of Shares of Stock.  If, for any reason, shares of Stock are issued to Participant within six (6) months after the Award Date, Participant agrees that Participant will not sell or otherwise dispose of any such shares of Stock prior to the six (6) month anniversary of the Award Date.

3.IMPORTANT NOTICE/WARNING.  The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the offer.  If Participant is in any doubt about any of the contents of the documents, Participant should obtain independent professional advice. The Restricted Stock Units and shares of Stock issued in settlement of the Restricted Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation or its Affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  The Restricted Stock Units are intended only for the personal use of each eligible employee of the Employer, the Corporation or an Affiliate and may not be distributed to any other person.

4.Wages.  The Restricted Stock Units and shares of Stock subject to the Restricted Stock Units do not form part of Participant’s wages for purposes of calculating any statutory or contractual payments under Hong Kong law.

Singapore

1.Securities Law Information.  The grant of the Restricted Stock Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.  Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and Participant will not be able to make any subsequent sale of shares of Stock in Singapore, or any offer of such subsequent sale of shares of Stock subject to the Restricted Stock Units in Singapore, unless such sale or offer is made (i) after six (6) months from the Award Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Switzerland

1.Securities Law Information.  The grant of the Restricted Stock Units is not intended to be a public offer in or from Switzerland. Because the offer of the Restricted Stock Units is considered a private offering, it is not subject to registration in Switzerland.  Neither this document nor any other materials relating to the Restricted Stock Units (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed nor otherwise made available in Switzerland or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).

United Kingdom

1.Payment of Withholding Taxes.  The following provision supplements the section of the Agreement titled “Payment of Withholding Taxes”:

Without limitation to the section of the Agreement titled ‘Payment of Withholding Taxes’, Participant agrees that Participant is liable for all income tax and employee national insurance contributions or other social contributions or withholding taxes (“Tax-Related Items”) and hereby covenants to pay all such Tax-Related Items, as and when requested by the Corporation, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Corporation and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if Participant is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is a director or executive officer and income tax due is not collected from or paid by Participant within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from Participant at any time thereafter by any of the means referred to in section of the Agreement titled “Payment of Withholding Taxes”.

2.Exclusion of Claim.  Participant acknowledges and agrees that Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from Participant’s ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of termination of Service (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units.  Upon the award of the Restricted Stock Units, Participant shall be deemed irrevocably to have waived any such entitlement.

3.Section 2 of the Addendum.  Section 2 of the Addendum (Participants in the European Union) shall not apply to the Restricted Stock Units.